EXHIBIT 99.1

  Gallery of History, Inc. Announces Receipt of Deficiency Letters from Nasdaq

Las Vegas, Nevada -- (September 17, 2009) - Gallery of History, Inc.
(Nasdaq: HIST) announced today that the Company received two separate Nasdaq Staff Deficiency Letters on September 15, 2009, indicating that the Company fails to comply with both the Market Value of Publicly Held Shares ("MVPHS") and the Minimum Bid Price requirements for continued listing, as set forth in Listing Rules 5550(a)(5) (the "MVPHS Rule") and 5550(a)(2) (the "Bid Price Rule"), respectively.

The Nasdaq Staff Deficiency Letter with respect to the MVPHS Rule indicated that the Company is not in compliance with Listing Rule 5550(a)(5) because for the last 30 consecutive trading days, the Company's common stock has not maintained a minimum market value of publicly held shares of $1,000,000, as required for continued listing. In accordance with Listing Rule 5810(c)(3)(D), the Company will be provided with 90 calendar days, or until December 14, 2009, to regain compliance with the MVPHS Rule. If, at anytime before December 14, 2009, the MVPHS of the Company's common stock is $1,000,000 or more for a minimum of 10 consecutive trading days (or for such longer period as determined by Nasdaq), Nasdaq will provide notification to the Company that it complies with the MVPHS Rule. If the Company does not regain compliance with the MVPHS Rule by December 14, 2009, Nasdaq will provide the Company with written notification that its common stock will be delisted. At that time, the Company may appeal Nasdaq's determination to delist its common stock to the Nasdaq Hearing's Panel.

In addition, the Nasdaq Staff Deficiency Letter with respect to the Bid Price Rule indicated that the Company is not in compliance with Listing Rule 5550(a)(2) because the closing bid price per share of its common stock has been below $1.00 per share for the last 30 consecutive business days. In accordance with Listing Rule 5810(c)(3)(A), the Company will be provided with 180 calendar days, or until March 15, 2010, to regain compliance with the Bid Price Rule. To regain compliance with the Bid Price Rule, the closing bid price of the Company's common stock must remain at $1.00 per share or more for a minimum of ten consecutive business days. If the Company does not regain compliance with the Bid Price Rule by March 15, 2010, Nasdaq will determine whether the Company meets The Nasdaq Capital Market initial listing criteria except for the bid price requirement. If it meets the initial listing criteria, Nasdaq will notify the Company that it has been granted an additional 180 calendar day compliance period. If the Company is not eligible for an additional compliance period, Nasdaq will provide the Company with written notification that its common stock will be delisted. At that time, the Company may appeal Nasdaq's determination to delist its common stock to the Nasdaq Hearing's Panel.

No assurance can currently be given that the Company will be able to satisfy either or both of the deficiencies, and that its common stock will not be
delisted.   The deficiency notifications will have no immediate effect on the listing of the Company's common stock at this time, pending expiration of the relevant grace periods.


Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, relating to the Company's future operations and prospects. Such statements are based on management's beliefs as well as assumptions made by and information currently available to management. When used in this document, words like "may," "might," "will," "expect," "anticipate," "believe," and similar expressions are intended to identify forward looking statements. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements of those of the Company's industry to be materially different from any future results, performance or achievements expressed or implied by those forward-looking statements. Among the factors that could cause actual results, performance or achievement to differ materially from those described or implied in the forward-looking statements are the Company's ability to obtain additional capital, on reasonable terms, if at all, at such times and in such amounts as may be needed by the Company; the Company's ability to maintain its listing of its common stock on Nasdaq; competition by entities which may have greater resources than the Company; the Company's ability to market and sell its inventory of historical documents; the Company's ability to correctly value its inventory of documents; and other factors included in the Company's filings with the Securities and Exchange Commission (the "SEC"). Copies of the Company's SEC filings are available from the SEC or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.


Company contact:    Todd M. Axelrod, President
                    Phone:  (702) 364-1000
                    Web site: http//www.galleryofhistory.com
                    Email: taxelrod@galleryofhistory.com